UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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NASHUA CORPORATION
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 4, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders which will be held at our offices at 250 South Northwest Highway, Park Ridge, Illinois, on Friday, May 4, 2007 at 8:00 a.m., for the following purposes:

1.	To elect seven directors for terms of one year each.

2.	To approve the 2007 Value Creation Incentive Plan.

3.	To act upon any other matters that may properly come before the Annual Meeting or any adjournment of the meeting.

We have no knowledge of any other business to be transacted at the Annual Meeting.

You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 15, 2007.

Our 2006 Annual Report to Stockholders, which includes our Annual Report on Form 10-K with our financial statements, accompanies this proxy statement.

By order of the Board of Directors,

John L. Patenaude
Vice President-Finance, Chief
Financial Officer and Treasurer

Nashua, New Hampshire
March 27, 2007

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, please complete, date, and sign the enclosed proxy and mail it promptly in the enclosed envelope.
No postage is required if mailed in the United States.

PROXY STATEMENT

i

NASHUA CORPORATION
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063

PROXY STATEMENT

2007 Annual Meeting of Stockholders

This Proxy Statement is furnished to you in connection with the solicitation of proxies on behalf of the Board of Directors of Nashua Corporation for use at the 2007 Annual Meeting of Stockholders to be held on Friday, May 4, 2007 (the “Annual Meeting”), at 8:00 a.m., at our offices at 250 South Northwest Highway, Park Ridge, Illinois 60068, and at any adjournments of that meeting. The notice of meeting, this proxy statement, the enclosed proxy and our Annual Report to Stockholders for the year ended December 31, 2006 are being mailed to stockholders on or about March 29, 2007.

At the Annual Meeting, you are being asked to consider and vote upon (1) the election of seven directors for a term of one year each, and (2) the approval of the 2007 Value Creation Incentive Plan.

Record Date and Voting of Proxy

Our Board of Directors has fixed the close of business on March 15, 2007 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2007, there were 6,258,809 shares of our common stock outstanding. Each share entitles the record holder to one vote on each of the matters to be voted upon at the Annual Meeting.

All proxies will be voted in accordance with the instructions of the stockholder, and if no choice is specified, the proxies will be voted “FOR” the election of the directors, and “FOR” the approval of the 2007 Value Creation Incentive Plan. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to our Corporate Secretary. Attendance at the Annual Meeting will not itself constitute revocation of a proxy unless the stockholder affirmatively revokes the proxy.

Quorum and Votes Required

The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of our common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to one or more of the matters presented at the Annual Meeting, will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

The affirmative vote of the holders of a plurality of the shares voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares voting on the matter is required for the approval of the 2007 Value Creation Incentive Plan.

Shares held by stockholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as shares voted in favor of such matter and will not be counted as shares voting on such a matter. Brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such shares without specific instructions from such customers for “non-discretionary” or “non-routine” proposals. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the election of directors and the approval of the 2007 Value Creation Incentive Plan because each of those matters requires the affirmative vote of a plurality or majority of the shares voting on that matter.

Proxy Solicitation Costs

We will pay all the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may solicit proxies in person or by use of other communication media. We will reimburse banks, brokerage firms and others for forwarding proxy materials to beneficial owners of our common stock. We have also engaged Georgeson Inc. to assist us in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our Board of Directors has fixed the number of directors to be elected at the Annual Meeting at seven and proposes the election of the individuals listed below as our directors. Each of our current directors has been nominated for reelection. Our directors are elected annually by the stockholders and hold office until successors are elected and qualified or until death, resignation or removal. Any vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled until the next annual meeting of stockholders by the majority of directors then in office.

The persons named in the enclosed proxy will vote to elect each of the director nominees listed below, unless the proxy is marked otherwise. Each director nominee will be elected to hold office until the annual meeting of stockholders held in 2008 and until his successor is elected and qualified. Each of the nominees has indicated his willingness to serve as a director if elected; however, if any nominee becomes unable to serve, the persons named as proxies may, in their discretion, vote for another nominee. Our Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

There are no family relationships among our director nominees and executive officers.

For each nominee for director, there follows information given by each concerning his principal occupation, business experience for at least the past five years, the names of other publicly held companies of which he serves as a director, his age and his length of service as one of our directors.

Nominees for Director:

Andrew B. Albert Age 61 Director since 2000	Mr. Albert became a Managing Director and Operating Partner of Svoboda, Collins L.L.C. in February 2007. Since January 2007, he has served as our non-executive Chairman of the Board of Directors. From May 2006 through December 2006, Mr. Albert served as our Executive Chairman. From December 2000 to May 2006, Mr. Albert served as our Chairman and Chief Executive Officer, and as President from April 2000 to May 2006. Prior to joining Nashua, Mr. Albert served as Chairman and Chief Executive Officer of Rittenhouse Paper Company.
L. Scott Barnard	Mr. Barnard is the owner and Managing Senior Partner of Programmix, LLC,
Age 64 Director since 2003	a sales and marketing firm he founded in 2001. From 1968 to 2000, Mr. Barnard was with Champion International Corporation, where he held positions of increasing responsibility, including Executive Vice President, Sales and Distribution, and President of Champion Export Corporation, a forest products company. Mr. Barnard is a director of Startech Environmental Corporation, an environmental technology company.
Thomas G. Brooker Age 48 Director since May 2006	Mr. Brooker has been our President and Chief Executive Officer since May 2006. He was a partner in Brooker Brothers LLC, a real estate development company, from December 2004 to May 2006. From January 2004 through November 2004, Mr. Brooker served as Group President-Forms, Labels and Office Products, of Moore Wallace, a label and printing company and a subsidiary of R.R. Donnelley & Sons Company, a provider of print and related services. From May 2003 through December 2003, Mr. Brooker served as Executive Vice President of Sales with Moore Wallace Incorporated. From May 1998 through May 2003, he was Corporate Vice President of Sales of Wallace Computer Services, Inc.

Avrum Gray Age 71 Director since 2000	Mr. Gray has served as Chairman of G-Bar Limited Partnership, an independent options trading firm, since 1981. He was Chairman of Lynch Systems, Inc., a glass press supplier, from 1995 through 2001. Mr. Gray is a director of Lynch Corporation, a holding company; SL Industries, Inc., a manufacturer of power and specialized communication equipment; and Material Science Corporation, a provider of material-based solutions for acoustical, thermal, coated metal and electronic applications.
Michael T. Leatherman Age 53 Director since August 2006	Since 2000, Mr. Leatherman has been a business consultant specializing in strategic planning, organizational effectiveness, internal process control, financial modeling and business acquisitions. From 1998 to 2000, Mr. Leatherman was the Executive Vice President, Chief Financial Officer and Chief Information Officer at Wallace Computer Services. Previously at Wallace, Mr. Leatherman served as Senior Vice President and Chief Information Officer from 1994-1998, and as Vice President of Information Technology from 1990-1994.
George R. Mrkonic, Jr. Age 54 Director since 2000	Mr. Mrkonic served as Vice Chairman of Borders Group, Inc., a retailer of books and music, from December 1994 until his retirement in January 2002. He was President of Borders Group, Inc. from December 1994 until January 1997. Mr. Mrkonic is a director of Syntel, Inc., a computer software and development company; Guitar Center, Inc., a retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment; Brinker International, Inc., the parent company of a diverse portfolio of casual dining restaurant concepts; and AutoZone, Inc., a retailer and distributor of automotive replacement parts and accessories.
Mark E. Schwarz Age 46 Director since 2001	Mr. Schwarz is the Chairman, Chief Executive Officer and Portfolio Manager of Newcastle Capital Management, L.P., a private investment management firm he founded in 1992, and is the general partner of Newcastle Partners, L.P. Mr. Schwarz is also Chairman of the Board of Hallmark Financial Services, Inc., a property and casualty insurance holding company; Chairman of the Board of Bell Industries, Inc., a comprehensive portfolio of technology products and managed lifecycle services; and Chairman of the Board of Pizza Inn, Inc., a franchisor and operator of pizza restaurants. He is also a director of SL Industries, Inc., a manufacturer of power and specialized communication equipment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of the following directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules: L. Scott Barnard, Avrum Gray, Michael T. Leatherman, George R. Mrkonic, Jr., and Mark E. Schwarz.

Corporate Governance Framework

Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of stockholders. The Board has adopted a Corporate Governance Framework to assist the Board in the exercise of its duties and responsibilities and to serve our stockholders and our best interests. A copy of the Corporate Governance Framework can be found on our website at www.nashua.com under the “Investor Relations/Corporate Governance” section.

Board Meetings and Attendance/Lead Director

Our Corporate Governance Framework provides that directors are expected to attend all meetings of the Board and the Board committees on which they serve and to ensure proper representation at annual meetings of stockholders. In 2006, the Board of Directors held five regular meetings and seven special meetings. Each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director. All of the directors attended the 2006 annual meeting of stockholders.

Our Board has established the position of Lead Director, who acts as Chairman of the Board in the Chairman’s absence, chairs the Governance and Nominating Committee and coordinates all activities related to Chief Executive Officer performance and succession. Mr. Mrkonic is the Board’s current Lead Director and presides at executive sessions of non-management directors.

Annual Performance Evaluations

Our Corporate Governance Framework provides that the Board of Directors shall conduct an annual self-evaluation of the Board to determine whether the Board and its committees are functioning effectively. The Audit/Finance and Investment Committee, the Governance and Nominating Committee and the Leadership and Compensation Committee are also required to each evaluate their performance.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. We have posted a current copy of the code on our website, www.nashua.com, under the “Investor Relations/Corporate Governance” section. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Shareholder Communications

Our Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board of Directors, if an independent director, or Lead Director, if one is appointed, or otherwise the Chairman of the Governance and Nominating Committee will, subject to any required assistance or advice from legal counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors or Chairman of the Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to the Governance and Nominating Committee, c/o Corporate Secretary, Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063.

Board Committees

Our Board of Directors has three standing committees: the Audit/Finance and Investment Committee, the Leadership and Compensation Committee and the Governance and Nominating Committee.

Charters.  Each Committee operates under a written charter approved by the Board of Directors. A copy of each current charter can be found on our website, www.nashua.com, under the “Investor Relations/Corporate Governance” section. Alternatively, you can request a copy of these charters and the Corporate Governance Framework by writing to Nashua Corporation, c/o Corporate Secretary, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063.

Committee Members.  The current members of the Committees are as follows:

Audit/Finance and	Leadership and	Governance and
Investment Committee	Compensation Committee	Nominating Committee

Avrum Gray, Chairman L. Scott Barnard Michael T. Leatherman	L. Scott Barnard, Chairman Avrum Gray George R. Mrkonic, Jr. Mark E. Schwarz	George R. Mrkonic, Jr., Chairman Avrum Gray Mark E. Schwarz

Independence. Our Board has determined that all of the members of each of the three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit/Finance and Investment Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act.

Audit/Finance and Investment Committee.

The Audit/Finance and Investment Committee is responsible for overseeing our financial reporting process. In doing so, the committee reviews the independent public auditor’s reports and audit findings, the scope and plans for future audit programs, annual and quarterly financial statements, accounting, financial and internal controls, information systems, risk management activities and compliance programs, prepares the audit committee report, meets independently with our internal auditing staff, independent auditors and management, oversees our internal audit function, monitors our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics and reviews and approves or ratifies related person transactions. The Audit/Finance and Investment Committee appoints, evaluates, retains and sets the compensation of the independent public auditors and reviews their procedures for ensuring their independence with respect to the services performed for us. The committee establishes policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns. The Audit/Finance and Investment Committee is also responsible for supervising policies and decisions relating to financing and pension funding.

The Audit/Finance and Investment Committee is composed of outside directors who are not officers or employees of the Company. The Board has determined that Mr. Gray is an “audit committee financial expert” as defined by applicable Securities and Exchange Commission rules. In addition, the Board has determined that each member of the Audit/Finance and Investment Committee has sufficient knowledge in financial and auditing matters to serve on the Audit/Finance and Investment Committee. No current member of the Audit/Finance and Investment Committee serves on the audit committees of more than two other public companies. The Audit/Finance and Investment Committee held six meetings in 2006.

Leadership and Compensation Committee.

The Leadership and Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, reviewing and approving the compensation of our Chief Executive Officer, reviewing executive salaries, overseeing and administering any bonus, incentive compensation and stock option plans, reviewing, approving and recommending the Board of Directors to approve the salaries and other benefits of our executive officers and directors and reviewing and discussing annually with management our “Compensation Discussion and Analysis”, which is included in this proxy statement. The Leadership and Compensation Committee held five meetings in 2006.

The Leadership and Compensation Committee has been responsible for reviewing the compensation of our directors. The Committee makes recommendations to the Board regarding director compensation guidelines based on its experience and review of the compensation paid to directors of comparable-sized publicly traded companies. As of March 14, 2007, the Board decided to transfer the responsibility of director compensation from the Leadership and Compensation Committee to the Governance and Nominating Committee.

The Leadership and Compensation Committee reviews annually the compensation of our executive officers. The Committee evaluates the performance of the chief executive officer and relies on input from the chief executive officer with respect to the performance of the other executive officers. The Committee makes its compensation decisions based on competitive market data, internal pay equity, responsibilities and performance. The Committee makes all final determinations regarding executive compensation, including salary, bonus targets, and equity awards.

Governance and Nominating Committee.

The Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, developing and recommending to the Board a set of corporate governance principles, overseeing the evaluation of the Board and our senior management and making recommendations regarding management succession planning. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to our Corporate Secretary, giving the recommended candidate’s name, biographical data and qualifications. The Governance and Nominating Committee held two meetings in 2006. The processes and procedures followed by the Governance and Nominating Committee in identifying and evaluating director candidates are described below under the heading “Director Candidates”.

Director Candidates.  The process followed by the Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance and Nominating Committee and the Board of Directors. The Governance and Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services. The Governance and Nominating Committee did not retain such advisers or consultants during fiscal 2006.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Governance and Nominating Committee will apply the criteria set forth in our Corporate Governance Framework. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Governance and Nominating Committee, c/o Corporate Secretary, Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063. Assuming that appropriate biographical and background material has been provided on a timely basis, the Governance and Nominating Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in our proxy card for the stockholder meeting at which his or her election is recommended. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee or the Board of Directors, by following the procedures set forth under “Submission of Stockholder Proposals”.

Compensation of Directors

Our non-employee directors receive an annual retainer of $60,000 which is paid in quarterly installments. They also receive $1,000 in cash plus expenses for each Board meeting or Committee meeting they attend. In addition, they receive an annual stock option award to purchase 5,000 shares of common stock having an exercise price equal to the fair market value of such shares on the date of award under the provisions of our stock plans. However, in 2006, each non-employee director received cash in lieu of stock options that were issuable to each director but were not issued because the shares were not available under our stock plans. Options issued to non-employee directors vest one year from the date of grant and expire on the tenth anniversary of the date of grant.

We pay our Lead Director an additional $7,500 in cash, our Chairman of the Audit/Finance and Investment Committee an additional $2,500 in cash, and our Chairman of the Leadership and Compensation Committee an additional $1,500 in cash.

In 2006, Mr. Albert, as our Executive Chairman, did not receive additional compensation for his services as a director. Effective January 1, 2007, Mr. Albert, as our non-executive Chairman, receives the same compensation paid to non-employee directors (other than committee meeting fees) plus an additional stipend of $50,000. He also participates in our benefit plans.

Mr. Brooker, as our President and Chief Executive Officer, does not receive additional or special compensation for serving as a director. Mr. Brooker will be entitled to receive certain payments upon our change of control or his termination of employment. For further details, refer to the section on “Potential Payments Upon Termination or Change-in-Control” in this proxy statement.

The following table sets forth the compensation paid to each of our non-employee directors in 2006:

	Fees Earned or Paid in Cash
	($)
				Lead
				Director/
	Annual	Board	Committee	Committee			Option	All Other
	Cash Retainer	Meeting	Meeting	Chairman		Total	Awards	Compensation	Total
Name	Fees	Fees	Fees	Fees		Fees	($)(1)	($)(2)	($)

L. Scott Barnard	60,000	7,000	7,000	1,500	(3)	75,500	0	23,200	98,700
Avrum Gray	60,000	7,000	8,000	2,500	(4)	77,500	0	23,200	100,700
Michael T. Leatherman(5)	25,000	4,000	2,000	—		31,000	0	21,100	52,100
George R. Mrkonic, Jr.	60,000	6,000	6,000	7,500	(6)	79,500	0	23,200	102,700
James F. Orr III(7)	30,000	3,000	2,000	—		35,000	0	0	35,000
Mark E. Schwarz	60,000	8,000	5,000	—		73,000	0	23,200	96,200

(1)	As of December 31, 2006, each director has the following number of stock options outstanding: Mr. Barnard — 10,000; Mr. Gray — 12,700; Mr. Leatherman, 0; Mr. Mrkonic — 12,700; and Mr. Schwarz — 7,700.

(2)	Cash paid in lieu of a stock option to purchase 5,000 shares of stock.

(3)	Fee for Mr. Barnard’s services as the Chairman of the Leadership and Compensation Committee.

(4)	Fee for Mr. Gray’s services as Chairman of the Audit/Finance and Investment Committee.

(5)	Mr. Leatherman joined the Board on August 1, 2006.

(6)	Fee for Mr. Mrkonic’s services as Lead Director.

(7)	Mr. Orr retired as a director effective May 1, 2006.

Transactions with Related Persons

Since January 1, 2005, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

We paid $251,995 during 2005 and $256,428 during 2006 under a certain lease for our facility in Vernon, California, which is 40% owned by a family partnership of which Andrew B. Albert, our Chairman, and his family have total interest, and 20% by a partnership in which Mr. Albert is a 50% partner.

In January 2006, we entered into an agreement with Katun Corporation to sell to Katun certain formulations and other assets of our toner and developer business for $1.1 million in cash and Katun’s obligation to make future royalty payments relating to Katun’s sale of certain toners. We closed the transaction in March 2006. George R. Mrkonic, Jr., one of our directors, is also a director of PNA Holdings, LLC, the parent entity of Katun Corporation. Mr. Mrkonic did not participate in the Board’s deliberations relating to this transaction with Katun Corporation. In addition, in February 2007, Mr. Albert became a managing director and operating partner of Svoboda, Collins L.L.C., an approximately 18% stockholder of PNA Holdings, LLC.

Policies and Procedures for Related Party Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit/Finance and Investment Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Leadership and Compensation Committee in the manner specified in its charter.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2007 by each person known to us to own beneficially more than 5% of the outstanding shares of our common stock:

	Amount and	Percent of
	Nature of Beneficial	Common Stock
Name and Address of Beneficial Owner	Ownership(1)	Outstanding(2)

Gabelli Funds, LLC/GAMCO Asset Management Inc./
Gabelli Advisers, Inc./MJG Associates, Inc./GGCP, Inc./
GAMCO Investors, Inc./Mario J. Gabelli(3)	1,421,510	22.7%
One Corporate Center, Rye, NY 10580
Newcastle Partners, L.P./Newcastle Capital Group, L.L.C./
Newcastle Capital Management, L.P./Mark E. Schwarz(4)	1,075,079	17.2%
200 Crescent Court, Suite 1400, Dallas, TX 75201
Bank of America Corporation/NB Holdings Corporation/
Bank of America, N.A./Columbia Management Group, LLC/
Columbia Management Advisors, LLC(5)	542,843	8.7%
100 North Tryon Street, Floor 25, Bank of America Corporate
Center, Charlotte, NC 28255
Franklin Resources, Inc./Charles B. Johnson/Rupert H.
Johnson, Jr./Franklin Advisory Services, LLC(6)	477,930	7.6%
One Franklin Parkway, San Mateo, CA 94403
Dimensional Fund Advisors LP(7)	413,859	6.6%
1299 Ocean Avenue, Santa Monica, CA 90401

(1)	The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days of March 15, 2007 through the conversion of any convertible note or the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting or investment power (or shares power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Percentage of beneficial ownership is based on 6,258,809 shares of our common stock outstanding as of March 15, 2007.

(3)	Information is based on a Schedule 13D (Amendment No. 36) dated December 18, 2006 as filed with the Securities and Exchange Commission. Gabelli Funds, LLC is reported to beneficially own 465,400 shares for which it has sole voting power and sole dispositive power. GAMCO Asset Management Inc. is reported to own 903,110 shares, for which it has sole voting power as to 883,110 shares and sole dispositive power as to 903,110 shares. Gabelli Advisers, Inc. is reported to own 41,000 shares for which it has sole voting power and sole dispositive power. MJG Associates, Inc. is reported to own 12,000 shares for which it has sole voting power and sole dispositive power. Mario Gabelli is deemed to beneficially own 1,421,510 shares.

(4)	Information is based on a Schedule 13D (Amendment No. 5) dated August 30, 2006 as filed with the Securities and Exchange Commission. Newcastle Partners, L.P. is reported to beneficially own 1,062,577 shares for which it has sole voting power and sole dispositive power. Newcastle Capital Management, L.P., as the general partner of Newcastle Partners, L.P. and Newcastle Capital Group, L.L.C., as the general partner of Newcastle Capital Management, L.P., may each be deemed to beneficially own the 1,062,577 shares beneficially owned by Newcastle Partners, L.P. Mark Schwarz, as the managing member of Newcastle Capital Group, L.L.C., may be deemed to beneficially own 1,062,577 shares for which he has sole voting power and sole dispositive power. The share information in the table above includes 4,802 shares owned directly by Mark Schwarz and 7,700 shares Mr. Schwarz has a right to acquire through stock options which are exercisable within 60 days of March 15, 2007.

(5)	Information is based on a Schedule 13G (Amendment No. 10) dated February 7, 2007 as filed with the Securities and Exchange Commission. Bank of America Corporation is reported to beneficially own 542,843 shares for which it has shared voting power as to 343,793 shares and shared dispositive power as to 542,843 shares. NB Holdings Corporation is reported to beneficially own 542,843 shares for which it has shared voting power as to 343,793 shares and shared dispositive power as to 542,843 shares. Bank of America, N.A. is reported to beneficially own 451,037 shares for which it has sole voting power as to 83,056 shares, shared voting power as to 260,737 shares, sole dispositive power as to 91,806 shares and shared dispositive power as to 451,037 shares. Columbia Management Group, LLC is reported to beneficially own 451,037 shares for which it has shared voting power as to 260,737 shares and shared dispositive power as to 451,037 shares. Columbia Management Advisors, LLC is reported to beneficially own 451,037 shares for which it has sole voting power as to 260,737 shares and sole dispositive power as to 451,037 shares.

(6)	Information is based on a Schedule 13G (Amendment No. 7) dated February 6, 2006 as filed with the Securities and Exchange Commission. The Schedule 13G was filed on behalf of Franklin Resources, Inc., a parent holding company; Charles B. Johnson, a principal stockholder of the parent holding company; Rupert H. Johnson, a principal stockholder of the parent holding company; and Franklin Advisory Services, LLC, an investment adviser, all of which disclaim beneficial ownership of the shares. The shares are reported to be beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Franklin Advisory Services, LLC is reported to have sole voting power and sole dispositive power with respect to such shares.

(7)	Information is based on a Schedule 13G (Amendment No. 9) dated February 1, 2007 as filed with the Securities and Exchange Commission. Dimensional Fund Advisors LP, an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the securities of Nashua that are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

Security Ownership of Management

The following table sets forth certain information as of March 15, 2007 regarding the beneficial ownership of our common stock by (1) each of our directors or nominees for director, (2) each of our named executive officers, and (3) all of our directors, nominees for director and executive officers as a group.

	Amount and Nature of		Percent of Common
Name	Beneficial Ownership(1)		Stock Outstanding(2)

Andrew B. Albert	335,002	(3)(5)(6)	5.4%
L. Scott Barnard	15,000	(5)	*
Thomas G. Brooker	104,086	(3)(4)	1.7%
Donna J. DiGiovine	55,500	(5)	*
Avrum Gray	99,418	(5)(7)	1.6%
Thomas M. Kubis	19,113	(3)(6)	*
Michael T. Leatherman	100		*
George R. Mrkonic, Jr.	28,702	(5)	*
John L. Patenaude	106,057	(3)(5)(6)	1.7%
Mark E. Schwarz	1,075,079	(5)(8)	17.2%
Michael D. Travis	12,706	(3)(6)(9)	*
Directors and Executive Officers as a group (13 persons)	1,868,917	(5)(6)(10)	29.9%

*	Less than 1%.

(1)	Information as to the interests of the respective director nominees has been furnished in part by them. The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days of March 15, 2007 through the conversion of any convertible note or the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting or investment power (or shares power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Percentage of beneficial ownership is based on 6,258,809 shares of our common stock outstanding as of March 15, 2007.

(3)	Includes shares of restricted stock which will vest upon achievement of certain target average closing prices of our common stock over the 40-consecutive trading day period which ends on the third anniversary of the date of grant.

	# of Restricted
Name	Shares	Date of Grant

Mr. Albert	54,000	June 15, 2004
Mr. Brooker	40,000	May 4, 2006
Mr. Kubis	15,000	September 1, 2006
Mr. Patenaude	26,000	June 15, 2004
Mr. Travis	10,000	October 3, 2006

The terms of the restricted stock provide that 33% of such shares shall vest if the 40-day average closing price of at least $13.00 but less than $14.00 is achieved, 66% of such shares shall vest if the 40-day average closing price of at least $14.00 but less than $15.00 is achieved, and 100% of such shares shall vest if the 40-day average closing price of $15.00 or greater is achieved. The restricted shares vest upon a change in control if the share price at the date of a change in control exceeds $13.00. Shares of restricted stock are forfeited if the specified closing prices of our common stock are not met.

(4)	Includes 3,431 shares of restricted stock granted to Mr. Brooker on March 2, 2007. The restricted stock will vest annually in three equal installments on the first, second and third anniversary of the date of grant.

(5)	Includes shares that may be acquired through stock options which are exercisable within 60 days of March 15, 2007:

Name	# of Shares

Mr. Albert	106,000
Mr. Barnard	10,000
Ms. DiGiovine	54,000
Mr. Gray	12,700
Mr. Mrkonic	12,700
Mr. Patenaude	67,000
Mr. Schwarz	7,700
Directors and Executive Officers as a Group	273,100

(6)	Includes shares held in trust under our Employees’ Savings Plan (401k) under which participating employees have voting power as to the shares in their account.

Name	# of Shares

Mr. Albert	2
Mr. Kubis	4,113
Mr. Patenaude	11,307
Mr. Travis	2,506
Directors and Executive Officers as a Group	18,082

(7)	Includes 14,000 shares held by GF Limited Partnership in which Mr. Gray is a general partner and 10,967 shares held by AVG Limited Partnership in which Mr. Gray is a general partner. Mr. Gray disclaims beneficial ownership of these shares. Also includes 53,749 shares held by JYG Limited Partnership in which Mr. Gray’s spouse is a general partner. Mr. Gray disclaims beneficial ownership of these shares.

(8)	Includes 1,062,577 shares beneficially owned by Newcastle Partners, L.P., Newcastle Capital Group, L.L.C., Newcastle Capital Management, L.P. and Mark E. Schwarz. Newcastle Capital Management, L.P. is the general partner of Newcastle Partners, L.P. Newcastle Capital Group, L.L.C. is the general partner of Newcastle Capital Management, L.P., and Mark Schwarz is the managing member of Newcastle Capital Group, L.L.C. Also includes 4,802 shares held directly by Mr. Schwarz.

(9)	Includes 200 shares Mr. Travis holds as custodian for his children.

(10)	Includes 163,431 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. We assist our directors and executive officers in complying with these filing requirements. Directors, executive officers and 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of reports furnished to us and written representations from our directors and executive officers, we believe that during 2006 our directors, executive officers and 10% stockholders have complied with all Section 16(a) filing requirements, except that Mr. Brooker failed to timely file a Form 4 with respect to the acquisition of shares on June 2, June 5 and June 6, 2006. Mr. Brooker filed such information on a Form 4 with the Securities and Exchange Commission on June 9, 2006.

Equity Compensation Plan Information

The following table provides information with respect to the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))(1)
	(a)	(b)	(c)

Equity compensation plans approved by security holders(2)	400,950	$6.65	23,477(3)

(1)	In addition to being available for future issuance upon the exercise of stock options that may be granted after December 31, 2006, 21,150 shares under the 1999 Shareholder Value Plan may instead be issued in the form of restricted stock or other stock-based awards including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

(2)	Includes the 1996 Stock Incentive Plan, the 1999 Shareholder Value Plan and the 2004 Value Creation Incentive Plan.

(3)	Includes 2,327 shares that are available for the grant of restricted stock under the 2004 Value Creation Incentive Plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

The Leadership and Compensation Committee of our Board of Directors oversees our executive compensation program. In this role, the Leadership and Compensation Committee reviews and approves annually all compensation decisions relating to our named executive officers.

Objectives and Philosophy of our Executive Compensation Program

The primary goals of the Leadership and Compensation Committee with respect to executive compensation are to:

•	attract, retain and fairly compensate talented and dedicated executives for us to achieve our business plan;

•	ensure executive compensation is aligned with specific performance objectives;

•	promote the achievement of strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these goals, the Leadership and Compensation Committee has implemented and maintained compensation plans that tie a portion of executive compensation to short term goals such as achievement of targeted financial performance. We also provide a portion of our executive compensation in the form of restricted stock grants that vest over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation. We evaluate the performance of the president and chief executive officer and rely on input from the president and chief executive officer as it relates to other senior management executives. Our goal is to set compensation at levels we believe are competitive with executives in other companies of similar size within our industry and our region that compete with us for our executive talent, while taking into account relative experience, performance and our strategic goals. The Leadership and Compensation Committee generally targets overall compensation for executives based on compensation paid to similarly situated executives at companies of our size. We have not retained a compensation consultant to review our executive compensation policies and procedures.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary

•	annual incentive bonus compensation

•	other cash incentive programs

•	equity based compensation

•	severance and change of control benefits; and

•	retirement and other employee benefits.

Base Salary

Base salaries for our executive officers are reviewed on an annual basis by our Leadership and Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In determining base salary, we utilize a number of criteria, including the executive’s performance level, individual achievements for the prior year, and the base salaries paid to the executive’s internal peers. The executive’s qualifications, experience and responsibilities are also considered. Consideration is given to compensation paid for similar positions at companies of similar size and industry. We believe that executive base salaries should be targeted in the range of salaries for executives in similar positions at comparable companies. In assessing base pay, we also consider the availability of other long-term compensation. The availability of options or restricted stock for grant can also impact base salary. We also consider the objectives and goals established for the executive as they relate to our overall goals. In addition, we consider recommendations from the president and chief executive officer for the assessment of base salary for senior management executives.

We made the following compensation decisions during 2006 and the first quarter of 2007 for certain named executive officers:

•	We negotiated and approved an employment agreement with Mr. Brooker. The base salary agreed to for Mr. Brooker was $350,000 which increased to $400,000 effective January 1, 2007. While no outside advisers were utilized in establishing Mr. Brooker’s base and incentive pay, based on Mr. Brooker’s past experience and credentials we believe that the compensation package provided to Mr. Brooker is comparable to that of chief executive officers for companies of similar size and within the paper industry.

•	The 2006 pay increase for the chief financial officer was 2.3%. For 2007, the chief financial officer’s Management Incentive Plan participation percentage was increased from 40% to 50% in lieu of a salary increase. We believe that this arrangement aligns the chief financial officer’s compensation with shareholders’ interest in that performance objectives must be achieved in order to obtain an increase in compensation.

•	Based on the recommendation of the chief executive officer, we agreed to salary increases for Messrs. Kubis and Travis due to promotions into their current positions. In addition, Mr. Travis received a bonus of $12,936 related to his sales responsibilities prior to his promotion.

Annual Incentive Bonus Compensation

We have a Management Incentive Plan, or MIP, for certain of our senior management executives. The annual cash bonuses are intended to compensate executives for the achievement of specified performance based goals established for the year. The amounts payable under the MIP are determined as follows:

(1)	A threshold level of incentive is achieved based on the 2007 financial targets which is measured at 80% of our overall budgeted pre-tax, pre-bonus income. Target performance levels are achieved at budgeted pre-tax, pre-bonus levels.

(2)	Depending on the executive’s area of responsibility, achieving targets for sales, net margins (defined as gross margins less distribution cost), and/or targeted levels of selling, general and administrative cost.

(3)	Individual goals as agreed to with the Leadership and Compensation Committee for the chief executive officer and president, and as agreed to with the president and chief executive officer for the other senior management executives.

There are no payments if the minimum threshold of 80% of pre-tax, pre-bonus income is not achieved.

If levels of performance are achieved in 2007, the following senior management executives are eligible to receive bonuses up to the following percentages of base salary:

	Minimum
	Threshold		Target	Bonus at 130%
	Performance		Performance	of the Target
Named Executive Officer	Level(1)		Level	Performance Level
			(% of salary)

Thomas Brooker	0	%(2)	50%	200%
John Patenaude	25%		50%	83%
Thomas Kubis	20%		40%	65%
Michael Travis	20%		40%	65%
Donna DiGiovine	17.5%		35%	49%

(1)	Minimum threshold level of performance equals 80% of our targeted pre-tax, pre-bonus income.

(2)	The threshold target for Mr. Brooker is 90% of our targeted pre-tax, pre-bonus income.

We consider the MIP as an important element of executive compensation as it compensates the executives for achieving set goals for a particular year. We believe that the achievement of the targeted financial goals should increase shareholder value.

In 2006, the MIP was based on achieving threshold levels equivalent to 80% of budgeted financial performance. None of the named executive officers received a bonus for 2006 under the MIP.

Mr. Brooker received a bonus for 2006 under the terms of his employment agreement in the amount of $87,500. The bonus was paid two-thirds in cash and one-third in shares of restricted stock.

Other Cash Incentive Programs

From time to time, the Leadership and Compensation Committee may structure, at its discretion, a special cash incentive program to provide incentive to an executive to exceed specific targets related to either a liquidation or sale of a business or of certain assets. We may also provide incentives related to sales activities to certain executives as related to achievement of specific sales targets for customers under the executive’s direct responsibility. While limited in use, these special incentive programs are established to align an executive’s actions and performance with that of shareholders by achieving maximal sale values on the disposition of a business or sales from a specific large customer. These awards are generally structured to provide incentive to executives to exceed a base targeted amount of cash flow or sales.

In 2005, we approved an incentive plan for Ms. DiGiovine based on the achievement of metrics in her Change of Control and Severance Agreement dated January 5, 2005. These metrics included 3% of the cash received in the liquidation of the net Toner business assets including the real estate utilized in the business. Payments under the plan in the amount of $267,336 were approved in 2006 for Ms. DiGiovine as the liquidation of the net Toner assets generated approximately $8.9 million.

Equity Based Compensation

Our equity compensation is the primary vehicle for offering long-term incentives to our senior management executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help align the interests of our senior management executives and our shareholders. In addition, the vesting feature of our restricted stock awards should further our goal of executive retention because this feature provides an incentive to our senior management executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Leadership and Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards and the recommendations of management. Our equity based compensation has included both stock options and restricted stock awards.

In 2006, we granted restricted stock to the following named executive officers:

Name	# of Shares	Date of Grant

Thomas Brooker	40,000	May 4, 2006
Thomas Kubis	15,000	September 1, 2006
Michael Travis	10,000	October 3, 2006

These restricted stock awards will vest and no longer be subject to forfeiture based upon our common stock achieving certain target prices per share of common stock on the NASDAQ Global Market over a 40-consecutive trading day period ending on the third anniversary of the date of grant. The terms of the restricted stock awards provide that 33% of such shares shall vest if the average price for the 40-day trading period is equal to or greater than $13.00 and less than $14.00, 66% of such shares shall vest if the average price for the 40-day trading period is equal to or greater than $14.00 but less than $15.00, and 100% of such shares shall vest if the average price for the 40-day trading period is equal to or greater than $15.00. Additionally, if an executive’s employment is terminated by us without cause, as defined in the plans, during the one-year period before the third anniversary of the grant date, and one of the price targets is met as of that date, a portion of the restricted shares will still vest. The portion of the shares that will vest is calculated as the pro-rata portion of the percentage of shares that otherwise would have vested, based on the number of days during the final one-year period that the executive was employed by us. Any shares that have not vested on or before the third anniversary of the grant date will be forfeited to us. Additionally, all shares that have not vested and are still subject to forfeiture will be forfeited to us upon the termination of an executive’s employment with us, other than for cause, or upon death or disability.

We did not grant stock options to executive officers in 2006.

Severance and Change of Control Benefits

We have change of control and severance agreements with certain executive officers. These agreements are in place to prevent the distraction and loss of key personnel that could occur in connection with a possible change of control. We believe that it is generally in the best interest of shareholders to retain management upon the occurrence of a change of control. We believe that our severance agreements are equitable to both the executives and the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Our practice in the case of change of control benefits has been to structure these as “double trigger” benefits. The change of control does not itself trigger payment of benefits. Rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe that the “double trigger” benefit maximizes shareholder value because it prevents an unintentional windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

Retirement and Other Employee Benefits

We provide various employee benefit programs to all employees, including medical, dental and life insurance benefits, and our Employees’ Savings (401k) Plan. Executives are eligible to participate in all our employee benefit programs, in each case on the same basis as other employees. In addition, Mr. Albert, Mr. Patenaude and Ms. DiGiovine are eligible for retirement benefits from the Nashua Corporation Retirement Plan for Salaried Employees. These benefits were frozen in 2002.

Our Compensation Decisions

Regarding most compensation matters, our management provides recommendations to our Leadership and Compensation Committee. Management has the following roles in recommending compensation:

•	evaluating employee performance;

•	establishing business performance targets; and

•	recommending salary levels and restricted stock awards.

The chief executive officer participates in Leadership and Compensation Committee meetings to provide:

•	background information regarding our strategic objectives;

•	his evaluation of the performance of other senior executive officers; and

•	compensation recommendations as to senior executive officers, other than himself.

Leadership and Compensation Committee

     L. Scott Barnard, Chairman
     Avrum Gray
     George R. Mrkonic, Jr.
     Mark E. Schwarz

Compensation Committee Report

The Leadership and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Leadership and Compensation Committee

     L. Scott Barnard, Chairman
     Avrum Gray
     George R. Mrkonic, Jr.
     Mark E. Schwarz

Compensation Committee Interlocks and Insider Participation

The members of the Leadership and Compensation Committee are L. Scott Barnard, Avrum Gray, George R. Mrkonic, Jr. and Mark E. Schwarz. No interlocking relationship has existed, or currently exists, between members of the Leadership and Compensation Committee and the board of directors or compensation committee of any other company.

Summary Compensation Table

The following table summarizes the compensation earned in 2006 by the Company’s Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and the four other most highly compensated executive officers, which we refer to as our named executive officers.

						All
					Stock	Other
		Salary	Bonus		Awards	Compensation	Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	($)
(a)	(b)	(c)	(d)		(e)	(i)	(j)

Andrew B. Albert(3)	2006	289,424	—		63,500	8,848	361,772
Chairman
Thomas G. Brooker(4)	2006	224,808	87,500	(5)	24,000	7,908	344,216
President and Chief Executive Officer
John L. Patenaude	2006	225,000	—		30,600	7,653	263,253
Vice President-Finance, Chief Financial Officer and Treasurer
Donna J. DiGiovine(6)	2006	220,000	267,336	(7)	—	8,006	495,342
Vice President, Coated Products Division
Thomas M. Kubis(8)	2006	160,140	—		3,500	5,786	169,426
Vice President of Operations
Michael D. Travis(9)	2006	184,825	12,936		2,400	13,372	213,533
Vice President of Marketing
Thomas R. Pagel(10)	2006	135,615	—		—	79,184	214,799
Former Vice President

(1)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the 2004 Value Creation Incentive Plan, the 1999 Shareholder Value Plan and the 1996 Stock Incentive Plan. The assumptions used in determining the grant date fair values of these awards are included in Note 8 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

(2)	The amounts in column (i) “All Other Compensation” consist of the following:

	Employees’	Life Insurance	Automobile
	Savings Plan ($)	Income ($)	Allowance ($)	Severance ($)

Mr. Albert	7,523	1,325	—	—
Mr. Brooker	7,700	208	—	—
Mr. Patenaude	6,750	903	—	—
Ms. DiGiovine	7,700	306	—	—
Mr. Kubis	5,605	181	—	—
Mr. Travis	6,296	239	6,837	—
Mr. Pagel	4,341	420	—	74,423

(3)	Mr. Albert was our Chairman, President and Chief Executive Officer through May 3, 2006. From May 4, 2006 through December 31, 2006, Mr. Albert was our Executive Chairman.

(4)	Mr. Brooker joined us as President and Chief Executive Officer on May 4, 2006.

(5)	Mr. Brooker received a bonus on March 2, 2007 under the terms of his employment agreement, two-thirds of which was paid in cash ($58,333) and one-third of which was paid in restricted stock (3,431 shares).

(6)	Ms. DiGiovine’s employment terminated on March 16, 2007.

(7)	Cash bonus paid to Ms. DiGiovine for the sale of the Toner business and the sale of real estate associated with the Toner business.

(8)	Mr. Kubis became an Executive Officer on August 21, 2006.

(9)	Mr. Travis became an Executive Officer on October 3, 2006.

(10)	Mr. Pagel’s employment terminated on August 10, 2006.

We entered into an employment agreement with Mr. Brooker on March 12, 2006. Pursuant to the employment agreement, Mr. Brooker’s annual base salary for 2006 was $350,000 and increased to $400,000 effective January 1, 2007. Additionally, under the employment agreement, Mr. Brooker is entitled to an annual cash bonus of between 0% and 200% of his annual base salary, based upon the achievement of certain plan goals established by our Board of Directors. Mr. Brooker is also entitled to receive for 2006 a minimum bonus of 25% of his annual base salary, and the bonus payment will be payable 2/3 in cash and 1/3 in shares of our restricted stock, valued on the date the bonus is paid, that vest annually in three equal installments on the first, second and third anniversary of the date the bonus is paid.

On April 24, 2006, we entered into a letter agreement with Mr. Albert pursuant to which Mr. Albert became our Executive Chairman commencing on May 4, 2006. Mr. Albert’s annual base salary was reduced to $200,000 effective May 4, 2006 and he is eligible for his targeted bonus for 2006. Effective January 1, 2007, Mr. Albert became a non-executive employee of the Company and acts as an advisor to our Chief Executive Officer. Under the agreement, Mr. Albert also serves as the Board’s non-executive Chairman. Mr. Albert will receive the same compensation paid to our non-employee directors plus an additional $50,000 annual stipend. Mr. Albert also participates in our benefit plans. Mr. Albert’s employment will terminate on August 31, 2008, unless terminated sooner by our Board of Directors. Thereafter, Mr. Albert will continue to serve, at the pleasure of the Board of Directors, as our non-executive Chairman, assuming the stockholders have continued to elect Mr. Albert as a member of the Board of Directors, and he will receive the same compensation paid to our other non-employee directors plus an additional $50,000 annual stipend.

Grants of Plan-Based Awards

The following table sets forth information on grants of restricted stock in 2006 to our named executive officers. There were no grants of stock options in 2006.

Grant Date
				Estimated Future Payouts Under			Fair Value
			Board or	Equity Incentive Plan Awards			of Stock
	Grant		Compensation	Threshold	Target	Maximum	and Option
Name	Date		Committee	(#)	(#)	(#)	Awards
(a)	(b)		Action Date	(f)	(g)	(h)	(l)

Andrew B. Albert	—		—	—	—	—	—
Thomas G. Brooker	5/4/06	(1)(4)	5/1/06	13,200	40,000	40,000	2.38
John L. Patenaude	—		—	—	—	—	—
Donna J. DiGiovine	—		—	—	—	—	—
Thomas M. Kubis	9/1/06	(2)(4)	8/8/06	4,950	15,000	15,000	1.78
Michael D. Travis	10/3/06	(3)(4)	10/3/06	3,300	10,000	10,000	2.37
Thomas R. Pagel	—		—	—	—	—	—

(1)	14,000 shares of restricted stock granted under our 2004 Value Creation Incentive Plan; 26,000 shares of restricted stock granted under our 1996 Stock Incentive Plan.

(2)	15,000 shares of restricted stock granted under our 2004 Value Creation Incentive Plan.

(3)	10,000 shares of restricted stock granted under our 1999 Shareholder Value Plan.

(4)	The restricted stock vests upon achievement of certain target average closing prices of our common stock over the 40-consecutive trading day period which ends on the third anniversary of the grant date or the 40-day average closing price. The terms of the restricted stock provide that 33% of such shares shall vest if the 40-day average closing price of at least $13.00 but less than $14.00 is achieved, 66% of such shares shall vest if the 40-day average closing price of at least $14.00 but less than $15.00 is achieved, and 100% of such shares shall vest if the 40-day average closing price of $15.00 or greater is achieved. The restricted shares vest upon a change in control if the share price at the date of a change in control exceeds $13.00. Shares of restricted stock are forfeited if the 40-day average closing price of our common stock does not meet the specified targets.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information with respect to stock options and restricted stock awards outstanding as of December 31, 2006 for our named executive officers:

	Option Awards					Stock Awards
								Equity Incentive
						Equity Incentive		Plan Awards:
	Number of		Number of			Plan Awards:		Market or Payout
	Securities		Securities			Number of Unearned		Value of Unearned
	Underlying		Underlying			Shares, Units or		Shares, Units or
	Unexercised		Unexercised	Option		Other Rights that		Other Rights that
	Options		Options	Exercise	Option	have not Vested		have not Vested
	(#)		(#)	Price	Expiration	(#)		($)
Name	Exercisable		Unexercisable	($)	Date	(1)		(2)
(a)	(b)		(c)	(e)	(f)	(i)		(j)

Andrew B. Albert	30,000	(3)	—	6.65	2/10/12	54,000	(4)	440,100
	26,000	(3)	—	4.01	3/4/11
	50,000	(3)	—	4.38	12/15/10
Thomas G. Brooker	—		—	—	—	14,000	(4)	114,100
						26,000	(5)	211,900
John L. Patenaude	15,000	(3)	—	5.70	12/14/11	26,000	(4)	211,900
	15,000	(3)	—	4.01	3/4/11
	25,000	(3)	—	6.625	12/17/09
	10,000	(5)	—	4.01	3/4/11
	2,000	(5)	—	12.50	12/17/07
Donna J. DiGiovine	15,000	(3)	—	5.70	12/14/11	—		—
	15,000	(3)	—	6.625	12/17/09
	13,500	(5)	—	4.01	3/4/11
	2,500	(5)	—	9.875	7/1/09
	5,000	(5)	—	11.0625	4/14/09
	2,000	(5)	—	16.00	12/16/08
	1,000	(5)	—	12.50	12/17/07
Thomas M. Kubis	—		—	—	—	15,000	(4)	122,250
Michael D. Travis	—		—	—	—	10,000	(3)	81,500
Thomas R. Pagel	—		—	—	—	3,989	(4)	32,510

(1)	These restricted stock awards vest upon achievement of certain target average closing prices of our common stock over the 40-consecutive trading day period which ends on the third anniversary of the date of grant.

(2)	Market value of the restricted stock at December 31, 2006 (based on the closing price of $8.15 of our common stock on the NASDAQ Global Market.

(3)	Granted under our 1999 Shareholder Value Plan.

(4)	Granted under our 2004 Value Creation Incentive Plan.

(5)	Granted under our 1996 Stock Incentive Plan.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of stock options in 2006 by our named executive officers. None of the restricted stock owned by the named executive officers vested in 2006.

	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)

Andrew B. Albert	—	—
Thomas G. Brooker	—	—
John L. Patenaude	—	—
Donna J. DiGiovine	—	—
Thomas M. Kubis	—	—
Michael D. Travis	—	—
Thomas R. Pagel	35,000	44,700

Pension Benefits

We provide retirement benefits to our salaried employees, including Mr. Albert, Mr. Patenaude and Ms. DiGiovine, under the Nashua Corporation Retirement Plan for Salaried Employees or the Nashua Retirement Plan, which is a qualified retirement plan under the Internal Revenue Code. The Employee Retirement Income Security Act of 1974 limits pensions that may be paid under plans qualified under the Internal Revenue Code. Pension amounts exceeding this limit may be paid outside of qualified plans.

Benefits under the Nashua Retirement Plan were frozen as of December 31, 2002, and all employees ceased accruing additional retirement benefits under the plan on that date. The Nashua Retirement Plan will continue to require us to make contributions for benefits accrued prior to December 31, 2002.

Compensation covered by the Nashua Retirement Plan generally refers to total annual cash compensation, including salary and bonus, but excluding certain items such as the value of stock option awards and employer allocations to our Employees’ Savings Plan. For purposes of the Nashua Retirement Plan, the five-year average compensation is equal to the average annual salary and bonus over the preceding five years of employment prior to December 31, 2002, the date on which the plan was frozen. As noted above, the Nashua Retirement Plan was frozen on December 31, 2002 and, as a result, average compensation and years of service no longer increase, and no additional benefits under the plan are earned.

Benefits are available for participants whose pensions start after reaching age 65. Participants who have five or more years of service are eligible to receive pensions after reaching age 60 and participants who have ten or more years of service are eligible to receive pensions after reaching age 55, but payments are reduced 4.2% per year for each year that a recipient starts receiving benefits earlier than at age 65. Benefits under the Nashua Retirement Plan are computed on the basis of a straight life annuity. These benefits are not subject to any deduction for Social Security or other offset.

The following table sets forth pension benefits to the named executive officers:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)
(a)	(b)	(c)	(d)	(e)

Andrew B. Albert	Nashua Corporation Retirement Plan for Salaried Employees	2	5,904	—
Thomas G. Brooker	—	—	—	—
John L. Patenaude	Nashua Corporation Retirement Plan for Salaried Employees	10	26,676	—
Donna J. DiGiovine	Nashua Corporation Retirement Plan for Salaried Employees	5	10,752	—
Thomas M. Kubis	—	—	—	—
Michael D. Travis	—	—	—	—
Thomas R. Pagel	—	—	—	—

(1)	Annual benefits payable at normal retirement age (65) under the Nashua Retirement Plan for Salaried Employees. Benefits under the Nashua Retirement Plan last for the life of the employee.

Potential Payments Upon Termination or Change-in-Control

We have entered into change of control and severance agreements with Mr. Brooker, Mr. Patenaude and Mr. Kubis in order to ensure their continued service to us in the event of our change of control. These agreements provide that if, within one year after our change of control, we terminate the executive’s employment without cause or the executive terminates his employment for good reason, in each case as defined in the agreement, the executive would be entitled to the following:

Mr. Brooker —	severance pay equal to the sum of his accrued but unpaid annual base salary and vacation pay, plus two times the sum of his (i) annual base salary and (ii) annual bonus paid for the most recently completed fiscal year, plus certain benefits;
Mr. Patenaude —	severance pay equal to the sum of his accrued but unpaid annual base salary and vacation pay, plus one and one-half times the sum of his (i) annual base salary and (ii) annual bonus paid for the most recently completed fiscal year, plus certain benefits;
Mr. Kubis —	severance pay equal to the sum of his accrued but unpaid annual base salary and vacation pay, plus one times the sum of his (i) annual base salary and (ii) annual bonus paid for the most recently completed fiscal year, plus certain benefits.

If their employment is terminated by us for reasons other than misconduct prior to our change of control or more than one year after our change of control, Mr. Brooker, Mr. Patenaude and Mr. Kubis would be entitled to receive salary continuation and medical and dental benefits for a period of one year.

In addition, Mr. Brooker’s employment agreement with us provides that, if we terminate Mr. Brooker’s employment for any reason other than cause, as defined in the change of control and severance agreement described above, prior to May 4, 2008, Mr. Brooker will be entitled to receive his base salary until May 4, 2008. This salary continuation will be reduced on a dollar-for-dollar basis for any severance paid pursuant to the change of control and severance agreement.

Ms. DiGiovine’s employment was terminated on March 16, 2007. In accordance with Ms. DiGiovine’s change of control and severance agreement dated January 5, 2005, Ms. DiGiovine is entitled to receive salary continuation and certain benefits for a period of one year if all the terms and conditions of her agreement are met. In addition, Ms. DiGiovine would be entitled to receive continued payments resulting from the liquidation of our Toner Division based on royalty payments received by us from Katun Corporation pursuant to an Asset Purchase Agreement dated January 10, 2006 between Nashua and Katun. The maximum aggregate amount of such continued payments will be $132,664.

Mr. Pagel’s employment was terminated on August 10, 2006. In accordance with Mr. Pagel’s severance agreement, he will receive salary continuation for a period of one year from his date of termination.

The following table summarizes the value of the termination payments and benefits that the named executive officers would receive if they had terminated employment on December 31, 2006 under the circumstances shown. The named executive officers will not receive any termination payments or benefits if their employment is terminated by us for cause. The table excludes amounts accrued through December 31, 2006 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and vacation pay.

			Termination
		Termination for	Without Cause or
		Reason Other	Resignation
		Than Cause,	for Good
		Including Death	Reason After
		or Disability	Change in Control
Name	Benefit	($)	($)

Andrew B. Albert	—	—	—
Thomas G. Brooker	Salary	350,000	700,000
	Bonus	—	175,000
	Benefits Continuation	7,070	7,070

	TOTAL VALUE	357,070	882,070
John L. Patenaude	Salary	225,000	337,500
	Bonus	—	—
	Benefits Continuation	10,794	10,794

	TOTAL VALUE	235,794	348,294
Donna J. DiGiovine	Salary	220,000	330,000
	Bonus	—	—
	Benefits Continuation	7,602	7,602

	TOTAL VALUE	227,602	337,602
Thomas M. Kubis	Salary	180,000	180,000
	Bonus	—	—
	Benefits Continuation	8,786	8,786

	TOTAL VALUE	188,786	188,786
Michael D. Travis	Salary	74,600	—
	Bonus	—	—
	Benefits Continuation	3,379	—

	TOTAL VALUE	77,979	—

PROPOSAL 2

APPROVAL OF THE 2007 VALUE CREATION INCENTIVE PLAN

Our Board of Directors is committed to creating and enhancing stockholder value. The Board of Directors believes that the creation of stockholder value depends, in large part, upon our ability to maintain a competitive position in attracting and retaining key personnel. Traditionally, we, like many of our peers, have used equity incentives such as stock options and restricted stock awards to attract and retain key personnel. However, our ability to use equity incentives has been limited because only a small number of shares are available for future awards under our two active equity incentive plans, the 2004 Value Creation Incentive Plan, or the 2004 Plan, and the 1999 Shareholder Value Plan, or the 1999 Plan. As of March 15, 2007, 2,327 shares of common stock were available for future awards under the 2004 Plan and 17,719 shares of common stock were available for future awards under the 1999 Plan. The 2004 Plan expires on May 1, 2007.

As part of our commitment to promote stockholder value, the Board of Directors has examined the various tools and alternatives available to us to enhance our ability to retain and motivate key personnel while aligning the interests of those individuals with the interests of our stockholders. To that end, on March 14, 2007, our Board of Directors adopted, subject to stockholder approval, the 2007 Value Creation Incentive Plan, or the 2007 Value Plan. The Board of Directors believes that the adoption of the 2007 Value Plan will promote stockholder value and is in the best interests of our stockholders and our company.

As discussed in more detail below, under the 2007 Value Plan:

•	Up to 160,000 shares of common stock will be available for grant as restricted stock awards.

•	The restricted stock will vest on the third anniversary of the award date only if our stock achieves specified price targets, which range from $11.00 to $13.00 (compared to a closing price for our common stock of $8.98 on March 15, 2007).

•	The Board of Directors intends to grant restricted stock under the 2007 Value Plan to key members of our management team.

Set forth below is a brief summary of the 2007 Value Plan, which is qualified in its entirety by reference to the 2007 Value Plan, a copy of which is attached to this proxy statement as Appendix A.

The affirmative vote of the holders of a majority of the shares voting on the proposal is required for the approval of the 2007 Value Plan. Stockholders may vote for or against the proposal or they may abstain from voting on the proposal. Shares will not be voted in favor of this proposal, and will not be counted as voting on this proposal, if they either (1) abstain from voting on the proposal or (2) are broker non-votes.

The Board of Directors believes adoption of the 2007 Value Plan is in the best interests of our company and our stockholders.

There are 147,673 shares of restricted stock outstanding under the 2004 Plan. We expect that 88,673 of these outstanding shares will be forfeited to the company on June 15, 2007, leaving 59,000 restricted shares outstanding under the 2004 Plan. The 2004 Plan will expire on May 1, 2007 and we will no longer be able to grant new awards under the Plan.

Under the 1999 Plan, there are 280,281 shares of restricted stock and stock options outstanding. Also, under our 1996 Stock Incentive Plan, which plan expired in 2006, there are 141,900 shares of restricted stock and stock options outstanding.

As of March 15, 2007, we have 6,258,809 shares of common stock issued and outstanding. If we assume the forfeiture of 88,673 shares under the 2004 Plan, it will leave 481,181 restricted shares and stock options outstanding under our three plans, which represent 7.7% of our total issued and outstanding shares of common stock.

Purpose

The purpose of the 2007 Value Plan is to advance the interests of our stockholders by enhancing our ability to retain and motivate persons who are in a position to significantly contribute to the creation of value for our stockholders. The Board of Directors believes that the 2007 Value Plan will provide our key personnel with equity ownership opportunities and performance-based incentives that will align their interests with those of our stockholders.

Administration and Shares Available for Award

The 2007 Value Plan is administered by the Leadership and Compensation Committee. Subject to the provisions of the 2007 Value Plan, the Leadership and Compensation Committee has the discretion to determine when awards are made, which individuals are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Leadership and Compensation Committee also has discretion to construe and interpret the 2007 Value Plan and adopt rules and regulations. Except as otherwise expressly authorized to do so by the Board of Directors, the Leadership and Compensation Committee is not authorized to amend the 2007 Value Plan.

Up to 160,000 shares of common stock (subject to adjustment in the event of stock splits or other similar events) will be available for grant as restricted stock awards under the 2007 Value Plan.

Eligibility

Certain of our employees, officers, directors, consultants and advisors and our present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Internal Revenue Code, are eligible to be granted awards under the 2007 Value Plan. The maximum number of shares with respect to which awards may be granted to any participant under the 2007 Value Plan may not exceed 50,000 shares during any calendar year.

While the Leadership and Compensation Committee expects to make awards to eligible persons based upon their level of responsibility and performance, the granting of awards under the 2007 Value Plan is discretionary.

Description of Awards

The Leadership and Compensation Committee has sole and complete authority to determine the participants to whom restricted stock awards are granted, the number of shares of restricted stock to be granted to each participant, and the other terms and conditions of such awards, subject to the terms of the 2007 Value Plan. Restricted stock awards entitle recipients to acquire shares of common stock, subject to our right to require forfeiture of all or part of such shares from the participant in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period for such award.

A participant’s shares of common stock will vest and no longer be subject to forfeiture based upon our common stock achieving certain target prices per share of common stock on the Nasdaq Global Market (or other national securities exchange or nationally recognized trading system) over a 40-consecutive trading day period ending on the third anniversary of the date of the grant of the award. Vesting of the shares under the 2007 Value Plan is as follows:

Percentage of
Average Price for 40 Trading Day Period	Shares Vested

Less than $11.00	0%
At least $11.00, but less than $12.00	33%
At least $12.00, but less than $13.00	66%
$13.00 or greater	100%

Additionally, if a participant’s employment with us is terminated by us without cause, as defined in the 2007 Value Plan, during the one-year period before the third anniversary of the date of the grant of the award and one of the price targets is met as of the third anniversary of the date of grant, a portion of the participant’s shares will still vest. The portion of the shares that will vest is calculated as the pro-rata portion of the percentage of shares that otherwise would have vested, based on the number of days during the final one-year period that the participant was employed by us.

Any shares that have not vested on or before the third anniversary of the date of grant of the award will be forfeited to us. Additionally, all shares that have not vested and are still subject to forfeiture will be forfeited to us upon the termination of the participant’s employment with us, other than for cause, or upon death or disability.

On March 15, 2007, our share price was $8.98. In order for any shares granted under the 2007 Value Plan to vest, the share price of our common stock, measured as the average price of the 40-consecutive trading day period ending on the third anniversary of the grant date, must appreciate to at least $11.00, or an approximately 22.5% increase. Therefore, in order for price targets to be met so that the stock granted under the 2007 Value Plan would vest, we must experience a substantial and extended increase in the price of our common stock.

Stock certificates issued in respect of shares of restricted stock will be registered in the name of the participant and, unless otherwise determined by the Leadership and Compensation Committee, deposited by the participant together with a stock power endorsed in blank, with us. At the expiration of the three-year period from the date of grant, if the shares vest, we will deliver the stock certificates to the participant or the participant’s legal representative.

Adjustments for Changes in Common Stock and Certain Other Events

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification, spin-off or other similar transaction or any distribution to holders of common stock other than a normal cash dividend, (1) the number and class of securities available under the 2007 Value Plan, (2) the per-participant share limit and (3) the target price per share will be appropriately and proportionately adjusted by the Leadership and Compensation Committee with respect to any outstanding awards granted pursuant to the 2007 Value Plan to the extent that the Board of Directors determines that such adjustment is appropriate.

Upon a change in control event, all restrictions and conditions on awards will automatically be deemed terminated and all shares will fully vest. A change in control event means the consummation of a merger, consolidation, tender offer, reorganization, recapitalization or share exchange involving us or a sale of all or substantially all of our assets, which we refer to as a Business Combination, in which our stockholders receive consideration equal to or greater than $11.00 per share of common stock, unless, immediately following such Business Combination: (x) all or substantially all of the beneficial owners of our then-outstanding shares of common stock and our then-outstanding securities entitled to vote generally in the election of directors immediately prior to such Business Combination own more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination, which we refer to as the Acquiring Corporation, in substantially the same proportions immediately prior to such Business Combination and (y) no individual, entity or group owns 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

Amendment or Termination Upon Death or Disability

The Leadership and Compensation Committee may amend, modify or terminate any award upon the death or disability of the participant with the consent of the participant, unless the Leadership and Compensation Committee determines that the action would not materially or adversely affect the participant. Except as otherwise expressly authorized to do so by the Board of Directors, the Leadership and Compensation Committee is not authorized to amend the 2007 Value Plan. The Board of Directors may at any time amend, suspend or terminate the 2007 Value Plan, except to the extent inconsistent with the provisions of Section 162(m) of the Internal Revenue Code and provided that any amendment that creates or confers material benefits to or on behalf of participants must be approved by our stockholders.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2007 Value Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Restricted Stock.  A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Us.  There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code. However, we expect that compensation received by participants will qualify as performance-based compensation that is not subject to the limits of Section 162(m).

REPORT OF THE AUDIT/FINANCE AND INVESTMENT COMMITTEE

The Audit/Finance and Investment Committee of our Board of Directors is composed of three independent directors. The Committee operates under a written charter adopted by the Board of Directors. The members of the Committee are Avrum Gray (Chairman), L. Scott Barnard and Michael T. Leatherman. Mr. Leatherman joined the Committee on August 1, 2006. James F. Orr III served on the Committee until his retirement from the Board of Directors on May 1, 2006.

The Committee reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with our management and the Company’s registered public accounting firm, Ernst & Young LLP. The Committee also reviewed and discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, with our registered public accounting firm.

The Committee has received the written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit/Finance and Investment Committee

     Avrum Gray, Chairman
     L. Scott Barnard
     Michael T. Leatherman

Independent Registered Public Accounting Firm — Fees and Services

Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2006. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. No selection has been made as to an independent registered public accounting firm for 2007. Our Audit/Finance and Investment Committee is assessing alternatives.

The following table sets forth the fees of Ernst & Young LLP billed to us for the fiscal years 2006 and 2005:

	2006	2005

Audit Fees(1)	$489,000	$529,800
Audit-Related Fees(2)	27,500	27,000
Tax Fees(3)	3,865	3,070
All Other Fees	0	0

Total	$520,365	$559,870

(1)	Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filing requirements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements which are not reported under Audit Fees. These services relate to due diligence in connection with acquisitions, accounting consultations and audits of employee benefit plans.

(3)	Tax fees consist of fees for income tax information and research.

All engagements for services by Ernst & Young LLP or other independent accountants are subject to prior approval by the Audit/Finance and Investment Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The prior approval of the Audit/Finance and Investment Committee was obtained for all services provided by Ernst & Young LLP in 2006.

Audit/Finance and Investment Committee’s Preapproval Policies and Procedures

The Audit/Finance and Investment Committee has policies and procedures related to preapproval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the services are specifically approved in advance by the Audit/Finance and Investment Committee or the engagement is entered into pursuant to one of the preapproval procedures described below.

From time to time, the Audit/Finance and Investment Committee may preapprove specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such preapproval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During fiscal 2006, no services were provided by Ernst & Young LLP or any other accounting firm other than in accordance with the preapproval policies and procedures described above.

SUBMISSION OF STOCKHOLDER PROPOSALS — 2008 ANNUAL MEETING

Any stockholder proposal which is to be included in the proxy materials for the 2008 annual meeting must be received by Nashua on or before November 30, 2007. Such proposals should be directed to Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063, Attention: Corporate Secretary.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with SEC Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the annual meeting of stockholders. However, in the event that less than 70 days’ prior disclosure of the date of the meeting is first given or made (whether by public disclosure or written notice to stockholders), notice by the stockholder to be timely must be received by our Corporate Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such disclosure of the date of the meeting was made. The date of our 2008 annual meeting of stockholders has not yet been established, but assuming it is held on May 5, 2008, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2008 annual meeting would need to be provided to our Corporate Secretary no earlier than February 5, 2008 and no later than March 6, 2008.

FORM 10-K AND HOUSEHOLDING

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder upon written request to Nashua. Please address all such requests to Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire, Attention: Corporate Secretary.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you write or call our Corporate Secretary at the following address or phone number: Nashua Corporation, 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063, Attention: Corporate Secretary, telephone number (603) 880-2323. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

JOHN L. PATENAUDE
Vice President-Finance, Chief
Financial Officer and Treasurer

Nashua, New Hampshire
March 27, 2007

Appendix A

NASHUA CORPORATION

2007 VALUE CREATION INCENTIVE PLAN

1.	Purpose

The purpose of this 2007 Value Creation Incentive Plan (the “Plan”) of Nashua Corporation, a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are in a position to significantly contribute to the creation of value for stockholders of the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted restricted stock awards entitling recipients to acquire shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), subject to the right of the Company to require forfeiture of such shares from the recipient in the event that conditions specified by the Board in the applicable award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such award (each, an “Award”). Each person who has been granted an Award under the Plan shall be deemed a “Participant”.

3.	Administration and Delegation

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a) Number of Shares.  Subject to adjustment under Section 6, Awards may be made under the Plan for up to 160,000 shares of Common Stock. If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Per-Participant Limit.  Subject to adjustment under Section 6, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 50,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Restricted Stock Awards

(a) Grants; Terms and Conditions.  The Board may grant Awards under the Plan. Each such Award shall provide that:

(1) vesting of shares of Common Stock subject to the Award shall be based on achievement of certain target average last reported sales prices per share of Common Stock on the NASDAQ Global Market (or other national securities exchange or nationally recognized trading system) over the 40-consecutive trading day period ending on the third anniversary of the date of grant of the Award (the “40-Day Average Closing Price”), such that 33% of such shares shall vest if a 40-Day Average Closing Price of at least $11.00 but less than $12.00 is achieved, 66% of such shares shall vest if a 40-Day Average Closing Price of at least $12.00 but less than $13.00 is achieved, and 100% of such shares shall vest if a 40-Day Average Closing Price of $13.00 or greater is achieved; provided, however, that in the event a Participant’s employment with the Company is terminated by the Company without “Cause” during the one-year period beginning on the second anniversary of the date of grant of the Award and ending on the third anniversary of the date of grant of the Award, then in the event one of the 40-Day Average Closing Price targets is thereafter met as of the third anniversary of the date of grant, such Participant’s shares shall vest as to a percentage thereof equal to the percentage of shares the Participant would have otherwise vested had the Participant been employed as of such third anniversary multiplied by the number of days during such one-year period that such Participant was employed by the Company divided by 365; and

(2) any shares of Common Stock subject to the Award that have not vested on or before the third anniversary of the date of grant of the Award shall be forfeited to the Company.

For the purposes hereof, “Cause” shall mean (i) the Participant’s continued failure to perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 60 days after written notice for substantial performance is received by the Participant from the Board which identifies the manner in which the Board believes the Participant has not substantially performed the Participant’s duties, (ii) the Participant being convicted of a felony, or (iii) the Participant’s engagement in illegal conduct or gross misconduct injurious to the Company. The Board shall determine other terms and conditions of any such Award, including any additional conditions for forfeiture and the issue price, if any.

(b) Stock Certificates.  Any stock certificates issued in respect of an Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6.	Adjustments for Changes in Common Stock and Certain Other Events

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limit set forth in Section 4(b), and (iii) the target price per share set forth in the vesting provisions of each outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 6(a) applies and Section 6(b) also applies to any event, Section 6(b) shall be applicable to such event, and this Section 6(a) shall not be applicable.

(b)	Reorganization and Change in Control Events

(1) Definitions

(a) A “Reorganization Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property; or

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction.

(b) A “Change in Control Event” shall mean the consummation of a merger, consolidation, tender offer, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) in which the stockholders of the Company receive cash consideration or other securities or property valued in good faith by the Board equal to or greater than $11.00 per share of Common Stock, unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) and then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

(2) Effect on Awards

(a) Reorganization Event that is not a Change in Control Event.  Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the forfeiture and other rights of the Company under each outstanding Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Award.

(b) Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Awards then-outstanding shall automatically be deemed terminated or satisfied and all shares of Common Stock subject to all Awards then-outstanding shall be fully vested.

7.	General Provisions Applicable to Awards

(a) Transferability of Awards.  Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

(e) Withholding.  Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award Upon Death or Disability.  The Board may amend, modify or terminate any outstanding Award (including, but not limited to, accelerating the vesting of an Award) upon the death or disability of the Participant; provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.	Miscellaneous

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date on which it is approved by the Company’s stockholders, but no Award granted to a Participant that is intended to comply with Section 162(m) shall become vested or realizable, as applicable to such Award, unless and until the Plan has been approved by the Company’s stockholders to the extent stockholder approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Awards shall be granted under the Plan after the completion of three years from the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become vested or realizable, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); provided further, that no such amendment shall create or confer any material benefit to or on behalf of Participants without the approval of the Company’s stockholders.

(e) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

ANNUAL MEETING OF STOCKHOLDERS OF
NASHUA CORPORATION
May 4, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approve the 2007 Value Creation Incentive Plan	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Andrew B. Albert
O L. Scott Barnard
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Thomas G. Brooker O Avrum Gray		PLEASE FILL IN DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTPAID RETURN ENVELOPE.
O Michael T. Leatherman
☐	FOR ALL EXCEPT	O George R. Mrkonic, Jr.
	(See instructions below)	O Mark E. Schwarz

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
NASHUA CORPORATION
PROXY for Annual Meeting of Stockholders — May 4, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoints JOHN L. PATENAUDE and SUZANNE L. ANSARA, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Nashua Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices at 250 South Northwest Highway, Park Ridge, Illinois, on May 4, 2007 at 8:00 a.m. (local time) and at any adjournment thereof. Each of the following matters is being proposed by the Company.
Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR the approval of the 2007 Value Creation Incentive Plan in Proposal 2, in each case as more specifically set forth in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
The Board of Directors recommends a vote FOR all nominees named in Proposal 1, and a vote FOR Proposal 2.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)